UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2002

Commission File Number	Registrant; State of Incorporation Address and Telephone Number	I.R.S. Employer Identification No.

1-14768	NSTAR	04-3466300
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

1-2301	BOSTON EDISON COMPANY	04-1278810
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

Item 5.  Other Events

As previously reported in the Company’s Form 10-Q for the quarter ended September 30, 2002, NSTAR’s pension plan assets have been negatively affected by significant declines in the U.S. equity markets in the past three years. As a result of this decline and falling interest rates, the plan’s accumulated benefit obligation exceeds the plan’s assets at December 31, 2002. Under SFAS 87, NSTAR would be required to record an additional minimum liability to reflect the plan’s funded status.

On November 27, 2002, NSTAR filed a request for an accounting order with the Massachusetts Department of Telecommunications and Energy (MDTE) which would allow it to defer, as a regulatory asset, the additional minimum liability mentioned above and the difference between the level of pension and postretirement benefits that are included in rates and the amounts that would have been recorded under SFAS 87 and SFAS 106 in 2003.

On December 20, 2002, the MDTE approved the request without exception.

The Company will propose, in a future rate proceeding, a specific mechanism designed to recover the difference between the level of pension and postretirement expenses that are included in rates and the amounts that would be recorded under SFAS 87 and SFAS 106.  The Company intends to file with the MDTE its proposed rate mechanism during the first half of 2003.

As a result of the MDTE’s accounting order and NSTAR’s assessment that the recovery of these costs in future rates is probable, NSTAR will defer the amounts described above and record a regulatory asset under SFAS 71.  This will have the effect of reducing the anticipated incremental increase in pension and postretirement expenses in 2003 from $20-$40 million, which was reported in the Form 10-Q for the third quarter of 2002, to approximately $10 million.

Reference is made above to the following accounting standards:  Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (SFAS 71), Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions (SFAS 87) and Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (SFAS 106).

For further information regarding the funded status of the NSTAR pension plan and pension and post retirement costs for 2003, see NSTAR’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, under Footnote C to the Condensed Consolidated Financial Statements.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

NSTAR
BOSTON EDISON COMPANY
(Registrants)
Date: January 3, 2003	By:	/s/ R. J. WEAFER, JR
Robert J. Weafer, Jr.
Vice President, Controller
and Chief Accounting Officer